                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                                Pacer Technology
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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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Info Available
by: lreynolds26
                                                           11/7/1999 7:04 pm EST
                                                               Msg: 2031 of 2078


I am Larry K. Reynolds, a member of Pacer's BOD. Clearly, a few of the contributors to this Board are proceeding with a personal agenda or don't have complete facts. I am also General Counsel to Pacer and have been involved with many of the issues at that level. Some points being made are valid, some are not, some facts are accurate, some are not, most accurate facts are incomplete, and a lot of opportunistic "sniping" is taking place. Clearly, vendetta's are being expressed which show a personal bias that far surpasses objectivity. I do not know how much I can say on the bulletin board but if anyone wants to engage in a discourse without personal verbal abuse being directed at some, if not all members, of the BOD, I am available. To the extent that I can legally do so, and within the constraints of my time schedule, I will respond to questions if I know the answer. I will not undertake this endeavor in a defensive posture but am willing to do so only if a degree of civility is maintained; a civility I might add which is not exhibited by some members who post. So, if you are interested on knowing what went on with the $1.95 "offer", or the Tony Cuccio situation, or other questions which you feel need answers, and if Pacer's SEC counsel says I can put it on this Board, post a question to me. I will try to be as objective as possible and if I stray, I know Geoff, Jim, Howdy or Bob will make sure you know! By the way, I don't play golf nor am I a member of Red Hill Country Club!

For starters:

1. If you have not already received Geoff's proxy material, you should know it claims I own no stock in Pacer. Geoff well knows that I drafted the documents pursuant to which Talisman and I purchased about 150,000 shares of Jack Hockin's stock with my law firm's pension plan (of which I am the trustee) purchasing 46,713 shares and Talisman purchasing the rest, I believe 103,287 shares. So, I hold no shares in my name per se, but I am the beneficial owner of 46,713 shares! I invested because I believe in Pacer and believe that director's should be willing to invest.

2. I understand that Hockin also holds a relatively large block of stock in his pension plan's name rather than his personal name but he is the beneficial owner thereof.

3. Why did Hockin sell to Geoff and I? In order to pay off the balance of the monies he owed Pacer because the BOD had passed a resolution requiring all director's debt be paid back by the



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later of its due date or a date certain.

4. And, I believe that most, if not all of Geoff's stock is held in the Talisman name or, if what he has told me is correct, in trusts for his children.

5. Rhetorical Question: Isn't the commitment of the investments set forth above (from me, Geoff, Hockin and others who place shares in their Pension Plans and Trusts that they control) pretty much the same as if they invested and took the stock in their personal names?

Larry K. Reynolds


  Posted as a reply to numerous prior messages from shareholders containing erroneous information or seeking answers to the questions repeated in Mr. Reynolds' message #2031.



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Because
by: lreynolds26

                                                           11/7/1999 8:36 pm EST
                                                               Msg: 2034 of 2079


Is there a question somewhere in your statement? You surely know that insiders cannot discuss, in the open, many items. Further, until proxy materials are filed and cleared with the SEC, it is unwise to make comments. I am willing to answer questions regardless of the hour! So, how about an incisive, meaningful question, the answer to which might be of interest to the Board!

Larry K. Reynolds


  Posted as a reply to: Msg 2032 from a shareholder who inquired as to why Mr. Reynolds had not stated his views previously on the Message Board.



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Sales into Market
by: lreynolds26

                                                           11/7/1999 9:10 pm EST
                                                               Msg: 2035 of 2080


Your question assumes nebulously stated facts (e.g. that board members bought at discounted prices). As a Board member, I never received the right to buy at a "discounted price" nor do I believe any other Board member did. If you can get me support for your assumption, I will check it out and respond. Your question then goes on to assume that a quick turn around was made to make a quick profit. There are rules on short swing profits so, until you give me specifics, I find it hard to believe the assertion implicit in your "question." To my knowledge, no Board member sold to keep the price depressed and it makes no sense that any one would. In any event, I don't see how that would create a "golden egg" in any event. Although I am the beneficial owner of 46,713 shares, I have never sold any shares, so I can assure you I have not made any "golden eggs", nor do I personally intend to sell even when PTCH starts increasing in price. I understand that the proxy material from Geoff's group shows the sales that members of his group have made in the last approximate 6 months with a relatively large number of sales being made by Jim and I don't believe any members of the BOD have sold into the market during that time. Assuming that to be true, it is possible that this is one reason for PTCH not to have been able to move for some time. By BOD, I mean the current Pacer BOD exclusive of Geoff and John.

Really folks, this is an experiment on my part and I would hope that questions get asked in a direct forthright manner which does not assume the correctness of a particular position or agenda being propounded by the questioner. I can only do the best I can with the knowledge available to me and if you have solid facts that go along with your question, that is no problem.

Larry K. Reynolds


  Posted as a reply to: Msg 2033 from a stockholder inquiring as to the reasons why Pacer's stock price has remained the same and about stock transactions by directors.



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Let me have addresses
by: lreynolds26

                                                          11/7/1999 11:43 pm EST
                                                               Msg: 2041 of 2080


Give me the addresses for the information sites. I will view them and respond. If, by discount prices, you mean the exercise of options or warrants at less than market price and then selling into the market, such may have occurred even though I do not know detail. If anyone had deals at $.50 it had to be really old rights to exercise. Also, when did the transactions to which you refer occur? I am quite willing to go to the sites the info if you can give me the addresses.

I think integrity is a valid issue, but such would obviously lead to philosophical debate and all I can really do is give facts, etc. The thing that I do not want to see happen in this proxy fight is that one side or the other takes a single fact and uses it as a spear against the other side when, if all the facts were given, it would be realized that the "fact" is a non-event.

Larry K. Reynolds


  Posted as a reply to: Msg 2036 in reply to a shareholder's request for information about share transactions by officers and directors.



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Change isn't necessarily good
by: lreynolds26

                                                          11/8/1999 12:16 am EST
                                                               Msg: 2042 of 2080


The BOD, including myself does have responsibility BUT, even though I have only been on the Board since November 1995 (first meeting Feb 1996) I can tell you that it was a continual battle with the management. I won't go into detail because, in the proxy battle, it probably would not be important.

The current management and BOD work very well together because we have a common goal of increasing shareholder value. The fundamental capabilities of those in upper level management are top notch. It takes time under these situations to effect change.

You want change. You have change. Termination of Jim, the exit of Bob and Howdy and the replacement with men that even Jim, Bob, Howdy and Geoff would undoubtedly not find fault with. Moving from more than a $300,000 loss in 3Q99 to the best quarter in Pacer's history with a good grasp on S,G&A issues is change from the management sector which has been implemented by the BOD. But a little patience on Geoff's part would have been nice. Just as things start getting stable so we could move forward, a proxy fight erupts that is expensive, time consuming and does nothing to help shareholder value.

Yes, there has been change. Things are moving very rapidly. Pacer has a banking relationship with Wells Fargo, a world class bank and that relationship was obtained by the BOD. But "rapidly" requires a reference and I know it. The stock price has not moved. But look at the "sells" of PTCH stock in the last approximate 6 months and this could provide a clue as to why the stock may not have moved during that time.

If change you must have, why take the chance on the alternative presented to you, when this BOD has, in fact, made fundamental changes which most anyone would agree constitute a good foundation to move forward from. I for one am not fighting to preserve my seat on the Board. But, I was willing to continue to serve because I felt that Geoff could be prevailed upon to help the BOD as he had promised to do. Had we known Geoff was so dissatisfied, we could have dealt with this at a Board meeting and perhaps presented a slate that might have been more palatable. Thus, please don't make the mistake of thinking that all of the BOD are in this trying to preserve a Board fee! The BOD is fighting because the battle is over the philosophy of Pacer's business and we feel that what has been started gives the best chance for survival of Pacer and long



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term shareholder value.
Larry K. Reynolds


  Posted as a reply to: Msg 2037 from a shareholder asking whether the Board of Directors should bear the responsibility for the price performance of Pacer's shares.


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Activity
by: lreynolds26

                                                           11/8/1999 1:10 am EST
                                                               Msg: 2046 of 2080


Jim, Bob and Tom all had "old" options that were expiring and they exercised the options just a short time prior to expiration. I believe the options were almost 10 years old at the time of exercise and the price they paid was (as it would be for any option or warrant) AT THE MARKET VALUE AT THE TIME THE OPTIONS WERE GRANTED. All the money from the exercise went to Pacer. Tom Nightingale paid for his shares upon exercise with his own funds and he tells me he still holds the shares. Thus, since he hasn't sold, his exercise probably would not have impacted the stock price. Jim and Bob are supporting Geoff in the proxy battle on the "green" slate!

I do not know how Jim and Bob paid for the exercise of their options. Although my file isn't here while I am answering from home, I can tell you from memory that I believe it was in February 1999 (before termination of Jim) that both Jim and Bob asked the BOD to do what they had criticized other members of the BOD for doing back in 1994 or 1995 and that was deferring payment of the purchase price by giving a note to Pacer. The BOD had received a lot of flack over this situation and did not want to go down that path again and I so advised Jim and Bob. I have no idea where Jim and Bob came up with the money, but, it is possible that they used a "cashless exercise" method which means that they would have sold into the market to get the money to pay Pacer the option purchase price and you can see from the record over the last six months the sales of relatively small blocks by Jim that might be part of this and which could, in fact, have helped keep the share price down.

I am a neophyte on Yahoo and, frankly, do not know how to check the record of sales but I am sure it will show sales of stock into the market by some members of the BOD. However, the point is that this occurred quite some time ago and some time ago, the BOD informally adopted a policy calling for no sales of stock unless the Board agreed or the stock price was at a certain level. Compliance was voluntary but I think you will not see many shares sold by a member of the BOD since that policy was passed. For me, I bought for the long haul and put the shares in my Pension Plan to grow in value and have never sold. I won't defend that over which I have no control but it seems to me that the "sins" associated with BOD sales occurred outside the recent period where the price may well have been held down by sales into the open market by Jim and others. As an aside, the sale by Hockin to me and Talisman was a private sale. Jack needed to raise the money to pay off



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the final balance which he owed Pacer (the BOD had set a time schedule by which these were to be paid). As indicated in a previous post, I drafted the documents under which Talisman and my pension plan bought all of the stock and that money went to Pacer, with interest, thereby liquidating the debt owed by Jack to Pacer. I doubt if this transaction could reasonably be said to have impacted on the market price.

And thank you for giving me the chance to respond. I may not have all the info, but it is indeed refreshing to finally be able to carry on a dialogue on meaningful topics about Pacer.

Larry K. Reynolds


  Posted as a reply to: Msg 2038 responding to a question from a shareholder regarding Pacer share transactions by James Munn, Roberto Cavazos and Tom Nightingale.


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Good Questions
by: lreynolds26

                                                           11/8/1999 3:26 am EST
                                                               Msg: 2051 of 2080


I had a whole reply typed out and lost it.

1. Policy: The SEC attorney for Pacer gives a document to all new members of BOD and employees for that matter, which outlines the rules. It is something we should have, and although we adopted a specific policy at the BOD meeting August 27, 1999, it may not go far enough. We also have to keep in mind that under California law, ouster of a member probably could not occur for violating a policy adopted by the Board.

2. Hockin Sales: I cannot comment (because I don't know) on the uses of the funds which Jack obtained on his sales until the one to me and Geoff this year. However, I assume that Bob Cavazos did not let go of any collateral unless monies paid down the debt owing Pacer. The important point you make is legitimate; that such sales may well have impacted the market price.

3. Hockin Sales to Geoff and Me: If Geoff was upset, he sure didn't indicate that at all and your message is the first I have heard of it. He was in a buying mode and wanted anything I did not take. I was the one who did all the paperwork and dealt personally with Geoff on the topic. Geoff did not have to take any. I could have advance contributed for my 1999 pension plan contribution and gotten others to buy. Further, Jack would not have "DUMPED." He did not have to.

4. Proceeds from Sale: I don't have the figures here at home, and I am sure that the private sale to Geoff and me didn't exactly match the monies needed to pay off the loan. But, pay it off it did and without selling into the market. Criticize Jack when he does something you don't like, but his private sale was a win/win under the circumstances since: (i) Jack cleared up the debt; (ii) Pacer got the money; (iii) and the sale of the stock was not into the market.

5. Recent sales: But, if we look at the past 6 months, what sales into the market have impacted on the market price. Any from the BOD. I don't think so.

As I see it, Geoff "triggered" to fast. As my hair gets more gray, I realize that there is rarely a perfect situation and Geoff could easily have made his desires known and did not. So, we have two slates each with Tirman and Merriman on them. On the "white" slate we have, in addition, Nightingale, Hockin - a major target, and Hathaway and myself - probably minor



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targets (but after this, I bet I'm a major target!). On the "green" slate, in addition to Titman and Merriman we have Barnes and Ballard - 2 unknowns, and Mun and Bloom - two targets. There probably is a middle ground slate in there somewhere but, if we find it, the meeting probably has to be postponed and new proxy material printed. And this does cost a lot of money.

Have mistakes been made by the BOD? Yes. Did previous management make mistakes and fail to work with the Board? Yes, but they did some things right and I will be the first to acknowledge that fact. Does bringing back the old management further shareholder value? Probably not. Has new management created a reasonably good foundation to move forward? You tell me! I think so and this team works very well with the BOD and things are getting done.

My totally unbiased opinion is to vote the "white" card since you get Tirman and probably Merriman (but we can probably get to Ballard (who looks pretty good)). Vote the "Green" slate and you have to assume Hockin is still on the Board anyway (under cumulative voting) plus you get Munn and Bloom back!

It is a pleasure to discuss these issues with you. Thanks for your time.

Larry K. Reynolds


  Posted as a reply to: Msg 2040 from a shareholder inquiring about Pacer's insider trading policy and sales of shares made by John Hockin II.


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Wish my Crystal Ball worked better
by: lreynolds26

                                                           11/8/1999 4:11 am EST
                                                               Msg: 2052 of 2080


There is no simple answer to your question. Many factors are at play starting with the BOD sales into the market, the inability of the management team to work with the Board, the management styles of the previous management, and, of course, Pacer is not a .COM stock. But, Pacer produces goods that are in great demand and our sales team and distribution are second to none, and I will give Jim Munn a good deal of credit for Pacer being in that position despite some basic business issues.

Sales this year have not helped and we have a reputation of a do nothing stock. We have to turn that around. I just happen to feel that doing that under the Geoff method (whatever that may be) is not in the best interests of shareholders. Having Geoff on a Board or even one that he heads up is ok, but his slate has too many drawbacks. And Geoff has to learn to work with a Board and commit the time necessary, or he shouldn't be on the Board.

All I can tell you is that we have a good foundation with the new management team of Tom Nightingale, Roger Vanderlaan, and Larry Huff. Stabilization has already occurred and we were, until this proxy fight, ready to push on as rapidly as possible.

With cumulative voting in California, voting the "white" slate has to be considered even if your main target is Hockin since it is almost a foregone conclusion that Geoff and one other will be elected any way.

Anyway, I got away from answering your question. I wish there was a simple answer, but blaming Hockin, or any other single factor isn't the answer.

Thanks for the response.
Larry K. Reynolds


  Posted as a reply to: Msg 2044 from a shareholder asking why Pacer's stock price is going down when Pacer is making more money.


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Pacer is Paying
by: lreynolds26

                                                           11/8/1999 4:22 am EST
                                                               Msg: 2053 of 2081


Here I am again and your question is good. Geoff's attack is actually an attempt to take over Pacer and run it the way his vision dictates. Pacer, to "protect" itself is fighting back. Geoff, as the insurgent, pays his side (read the 13D and it has the agreement between the Committee members) which includes people from D.F. King making the same calls that out solicitors are from McKenzie Partners. Further, both sides are paying for specialist attorneys that cost alot of money. This is the first proxy battle I have been involved with at a public corporation level and the story only seems to get worse for shareholders. After the dust clears, lets say Geoff gets a majority of the Board. It is pretty much a foregone conclusion that his directors will vote to have Pacer reimburse them in which event Pacer pays it all. Then, if lawsuits start, Pacer may get to pay some more! That is why someone in Geoff's position can take a very coercive approach. So, in a very real sense, this is Geoff's doing, not Hockin's. Had Goeff come to the Board with his issues and the Board ignored him, he could take the moral high horse about the cost of a proxy battle. He did not and can't. From my perspective, its that simple.

As long as our management team is intact and I have anything to say about it this proxy fight will not delay news about Pacer. However, because there is a proxy fight going on, most everything that hasn't been filed with the SEC would have to be filed before dissemination. This shouldn't delay the process though.

Earnings will be hurt by this proxy battle because of the costs but it should not delay them. Larry Huff is committed to getting out financial reports as early as possible.

Again - Thanks for the question.

Larry K. Reynolds


  Posted as a reply to: Msg 2045 from a shareholder asking who will be paying the costs of the proxy contest.


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Tony Cuccio Issues
by: lreynolds26

                                                           11/8/1999 4:33 am EST
                                                               Msg: 2054 of 2081


A previous message tonight indicates the Tony Cuccio "story." I guess it is possible to, in hindsight fixate on my fax to Tirman and see it as selling out the shareholders. Nothing could be further from the truth. Cuccio approached us and specifically asked if the BOD shares were for sell. He gave a general budget and I prepared some spreadsheets to see what the deal might look like. When Geoff came back he wanted in at $2.25 and I prepared a final spreadsheet showing him in at that price. The situation never went anywhere and was never really a serious consideration. But if you want to perceive it as if we are all greedy pigs trying to feed at the trough of shareholder value, I sense there is little I can do to change your mind which is obviously made up. Don't you, in your personal life evaluate "deals" that may be thrust upon you? Does your doing so mean that you intended to follow through as indicated? Who knows what would have really happened if Cuccio was serious? It is obvious he was not.

Regards - Larry K. Reynolds


  Posted as a reply to: Msg 2050 in response to a shareholder's question regarding Mr. Reynolds' letter of February 16, 1999 regarding a possible sale of Pacer shares by certain members of the Board of Directors to Tony Cuccio of Star Nails.

                                     Page 1
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SPC Deal
by: lreynolds26

                                                           11/8/1999 4:46 am EST
                                                               Msg: 2055 of 2081


You are too easily taken in. It would be interesting to know your true identity. But, I must not let my suspicions get the best of me.

I will respond fully to your inquiry and would do so now, but my file is at the office. Suffice it to say at this time that the letter you have was first sent to Geoff and Hockin for input on how it should read. It was part of the negotiation with SPC as all concerned well knew. The BOD wanted to get as much for the shareholders as possible. Proceed to fixate your loathing on this and the statement that the BOD summarily rejected a $1.95 "offer." It did not happen that way. I will have a full sequence from the start of the SPC deal around June 1998 through December 1998 or January 1999 tomorrow. If after you read my posting (which I will be able to back up 100% with documentation) you still believe the stock proxy material from Geoff, then I have some land in Florida I want to sell you!

Thank you for the opportunity to clarify this piece of misinformation from the "green" proxy material.

Larry K. Reynolds


  Posted as a reply to: Msg 2048 of a shareholder regarding the subject matter of an August 26, 1998 letter from Mr. Reynolds to Swander Pace regarding possible terms for structuring an acquisition by Swander Pace of Pacer.


                                     Page 1
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That's it for tonight
by: lreynolds26

                                                           11/8/1999 4:49 am EST
                                                               Msg: 2056 of 2085


I really appreciate the dialog and chance to civily discuss issues of concern to the Pacer Shareholders. This is a first for me and it takes a lot of time. Since I also work, my next postings will probably not be until tomorrow night.

Regards - Larry K. Reynolds


  Posted as a reply to: Msg 1



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